Exhibit 1

[Letterhead]

LAW OFFICES

COURTER, KOBERT & COHEN

A PROFESSIONAL CORPORATION

1001 ROUTE 517

HACKETTSTOWN, NJ 07840

(908) 852-2600

FAX (908) 852-6225

WWW.CKCLAW.COM

March 21, 2006

To Members of the Board of Directors

AmerAlia

Re: Mars Trust Voting Rights

Gentlemen:

As you know, the Shareholder Voting Agreement executed by the Mars’ Trust in 2004 expired on March 19, 2006; therefore, the Trust is free to Vote its stock in AmerAlia.

On behalf of the Trust, I wish, by this letter, to state that AmerAlia stock owned by the Trust will be voted in accordance with the vote of all other shareholders. Accordingly, by way of example, if on any matter submitted by the board for shareholder approval 70% approve the matter submitted and 30% oppose it, the AmerAlia stock will be voted in the same proportions.

It is the present intention of the Trust to continue this practice until the current effort to reorganize the assets of AmerAlia is completed or abandoned or six months, whichever comes the earliest

Sincerely,

/s/ Joel A. Kobert
Attorney-in-Fact for the Mars Trust

JAK/tal

cc:	Jacqueline Mars
Rita Langsam Davis
Roderick Hills, Esq.